Exhibit 3.37.2

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF LIMITED PARTNERSHIP
OF
PHCT OP, L.P.

This Certificate of Amendment to the Certificate of Limited Partnership of PHCT OP, L.P. (the “Partnership”) is being duly executed and filed by PSLT GP, LLC, a Delaware limited liability company, as general partner of the Partnership, to amend the Certificate of Limited Partnership of PHCT OP, L.P. pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware.  The undersigned does hereby certify as follows:

First:  The current name of the Limited Partnership is PHCT OP, L.P.

Second:  Article 1 of the Certificate of Limited Partnership shall be amended as follows:

“Name.  The name of the limited partnership formed hereby is PSLT OP, L.P.”

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 15th day of April, 2004.

PSLT GP, LLC

By:	Provident Senior Living Trust,
the sole member

By:	/s/ Darryl W. Copeland, Jr.
	Name:	Darryl W. Copeland, Jr.
	Title:	Chief Executive Officer